DocuSign Envelope ID: 5EE2FF7F-8BD5-4F71-8752-BB90039BB1C1

Oscar Management Corporation
75 Varick Street, 5th floor
New York, NY 10013

November 8, 2022

Sid Sankaran

Dear Sid:
As you know, on November 7, 2022, the Board of Directors (the “Board”) of Oscar Health, Inc. (“Holdings”) appointed you as Interim Chief Financial Officer of the Company (as defined below) (the “Appointment”) effective as of December 1, 2022 (the “Appointment Effective Date”). Your Appointment shall remain effective from the Appointment Effective Date until such time as the Board appoints a permanent Chief Financial Officer or you otherwise cease to be the Interim Chief Financial Officer of the Company, whichever is earlier (such period, the “Appointment Period”).
You are receiving this letter agreement because, in connection with the Appointment and in consideration of your services to Holdings and Oscar Management Corporation (“Oscar” and, together with Holdings, the “Company”), the Company is pleased to offer you employment on the following terms:
1. Position. During the period commencing on November 9, 2022 and ending on the Appointment Effective Date (the “Transition Period”), you shall serve as a Senior Advisor of the Company. Thereafter, during the Appointment Period, you shall serve as Interim Chief Financial Officer of the Company through and until the last day of the Appointment Period, or as otherwise determined by the Board in its sole discretion. You will report to the Company’s Chief Executive Officer and shall perform such duties, render such services and have such authority and responsibilities commensurate with your position. While you render services to the Company, you will not engage in any other employment, consulting or other business activity (whether full-time or part-time) that would create a conflict of interest with the Company. By signing this letter agreement, you confirm to the Company that you have no contractual commitments or other legal obligations that would prohibit you from performing your duties for the Company, and that you are willing to and able to assist the Company in complying with applicable regulatory requirements arising from your hiring and employment, including the completion of biographical affidavits.

Notwithstanding the foregoing, you shall continue to serve in good faith and perform all duties and responsibilities in your current capacity as a member of the Board.

Except as otherwise determined by the Board in its sole discretion, effective as of the last day of the Appointment Period, this letter agreement shall terminate and your employment with the Company shall terminate.

2. Compensation. During each of the Transition Period and Appointment Period, you agree that you shall not be entitled to receive a base salary or periodic cash bonus opportunity. You acknowledge and agree that the RSU Award (as defined below) and your eligibility for Company employee benefits under this Agreement constitute full payment of wages earned by you for your employment with the Company.
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DocuSign Envelope ID: 5EE2FF7F-8BD5-4F71-8752-BB90039BB1C1
Subject to the approval of the Board or a subcommittee thereof, you will be granted an award of restricted stock units (“RSUs”) covering a number of shares of Holdings Class A common stock (“Common Stock”) having an aggregate value of $3,600,000 (the “RSU Award”). The number of shares of Common Stock subject to the RSU Award will be determined by dividing $3,600,000 by the average per share closing price of the Common Stock for the 30 consecutive trading days prior to (and including) the date immediately preceding the applicable grant date. The RSUs will be granted on, or as soon as reasonably practicable following, following November 9, 2022 and will be subject to the terms and conditions contained in Holdings’ 2021 Incentive Award Plan (the “2021 Plan”) and an applicable RSU Award agreement in a form prescribed by Holdings, which shall be consistent in all respects with the terms herein (the “RSU Agreement”). The RSU Award will vest with respect to 1/4 of the RSUs underlying the award on each of the first four quarterly anniversaries of the Appointment Effective Date, subject to your continued employment with the Company through the applicable vesting date.
For the avoidance of doubt, nothing in this letter agreement shall be deemed to amend the terms of the Amendment to the Stock Option and Letter Agreement, dated March 5, 2021, by and between you and the Company, and that amendment remains in full force and effect.

3. Employee Benefits.
General. As a regular employee of the Company, you will be eligible to participate in a number of Company-sponsored benefits. In addition, you will be entitled to paid vacation in accordance with the Company’s vacation policy, as in effect from time to time.
Indemnification. The Indemnification Agreement, dated as of January 16, 2019, by and between you and the Company will remain in full force and effect. You will continue to be covered under the Company’s director’s and officer’s liability insurance policy in amounts and coverages that are the same as those provided to the other senior executive officers or members of the Board, as applicable, of the Company from time to time until all applicable statutes of limitations expire in respect of any claims that may be asserted against you.
4. Proprietary Information and Inventions Agreement. Like all Company employees, you will be required, as a condition of your employment with the Company, to sign the Company’s standard Proprietary Information and Inventions Agreement, a copy of which is attached hereto as Exhibit A.
5. Employment Relationship. Employment with the Company is for no specific period of time. Your employment with the Company will be “at will,” meaning that either you or the Company may terminate your employment at any time and for any reason, with or without cause. Any contrary representations that may have been made to you are superseded by this letter agreement. This is the full and complete agreement between you and the Company on this term. Although your job duties, title, compensation and benefits, as well as the Company’s personnel policies and procedures, may change from time to time, the “at will” nature of your employment may only be changed in an express written agreement signed by you and a duly authorized officer of the Company (other than you).
6. Tax Matters.
Withholding. All forms of compensation referred to in this letter agreement are subject to reduction to reflect applicable withholding and payroll taxes and other deductions required by law.
Tax Advice. You are encouraged to obtain your own tax advice regarding your compensation from the Company. You agree that the Company does not have a duty to design its compensation policies in a manner that minimizes your tax liabilities, and you will not make any claim against the Company or its Board related to tax liabilities arising from your compensation.
Section 409A. You and the Company intend that any payments or benefits provided to you under this letter agreement or otherwise will comply with Section 409A of the Internal Revenue Code of 1986, as amended and the Department of Treasury regulations and other guidance promulgated thereunder (“Section 409A”) to the extent not exempt therefrom. For purposes of Section 409A, your right to receive any installment payments under this letter agreement shall be treated as a right to receive a series of separate payments and, accordingly, each such installment payment shall at all times be considered a separate and distinct payment.
7. Interpretation, Amendment and Enforcement.
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This letter agreement and Exhibit A supersede and replace any prior agreements, representations or understandings (whether written, oral, implied or otherwise) between you and the Company and constitute the complete agreement between you and the Company regarding the subject matter set forth herein. This letter agreement may not be amended or modified, except by an express written agreement signed by both you and a duly authorized officer of the Company. The terms of this letter agreement and the resolution of any disputes as to the meaning, effect, performance or validity of this letter agreement or arising out of, related to, or in any way connected with, this letter agreement, your employment with the Company or any other relationship between you and the Company (the “Disputes”) will be governed by New York law, excluding laws relating to conflicts or choice of law.
Arbitration Agreement. The Company and you mutually agree that, except as otherwise provided in this Arbitration Agreement, any and all claims, disputes, or controversies, past, present, or future, between you and the Company arising out of or relating to your selection and application for employment, employment, and/or termination of employment, will be decided by a single arbitrator in final and binding arbitration, and not by way of court or jury trial.  Except as it otherwise provides, this Arbitration Agreement applies, without limitation, to claims based upon or related to discrimination, harassment, retaliation, breach of any alleged contract or covenant, fraud, negligence, breach of fiduciary duty, trade secrets, unfair competition, wages, compensation or any monies claimed to be owed, tort claims, common law claims, equitable claims, state statutes or regulations addressing the same or similar subject matters, and all other federal, state, or local legal claims.  The Federal Arbitration Act applies to this Arbitration Agreement. The arbitration will be administered by the American Arbitration Association (“AAA”), under the then current Employment Arbitration Rules of the AAA (“AAA Rules”); provided however, that if there is a conflict between the AAA Rules and this Arbitration Agreement, this Arbitration Agreement shall govern. The Company and you agree to bring any claim or dispute in arbitration on an individual basis only, and not as a class or collective action, and there will be no right or authority for any claim or dispute to be brought, heard or arbitrated as a class or collective action (“Class Action Waiver”).  Regardless of anything else in this Arbitration Agreement and/or the AAA Rules, or any amendments and/or modifications to those rules, any claim that all or part of the Class Action Waiver is invalid, unenforceable, unconscionable, void or voidable, may be determined only by a court of competent jurisdiction and not by an arbitrator.

The award issued by the arbitrator (which must be in writing and state the legal and factual bases for the award) may be entered in any court of competent jurisdiction. The arbitrator may award any remedy to which a party is entitled in their individual capacity under applicable law. The parties will pay the fees and costs of arbitration in accordance with applicable law and the AAA Rules. Each party will pay for its own costs and attorneys' fees, if any, but if any party prevails on a claim which affords the prevailing party attorneys' fees, the arbitrator may award reasonable fees to the prevailing party as provided by law.

Notwithstanding the foregoing, the following claims are expressly excluded from arbitration: (i) Workers’ Compensation benefits, state disability insurance benefits or unemployment insurance benefits; (ii) disputes that an applicable federal statute expressly states cannot be arbitrated or subject to a pre-dispute arbitration agreement; and (iii) representative actions for civil penalties filed under the California Private Attorney General Act (“PAGA”) (but to the extent permitted by applicable law, any claim by you on your own behalf under PAGA to recover your unpaid wages must be arbitrated and is covered by this Arbitration Agreement). Additionally, nothing in this agreement to arbitrate prevents you from reporting to or filing a claim or charge with a governmental agency, including without limitation, the Equal Employment Opportunity Commission, U.S. Department of Labor, or law enforcement agencies, and nothing in this Arbitration Agreement prevents the investigation by a government agency of any report, claim or charge otherwise covered by this Arbitration Agreement.  Both the Company and you may apply to a court of competent jurisdiction for temporary or preliminary injunctive relief in connection with an arbitrable controversy, but all determinations of final relief will be decided in arbitration, and the pursuit of temporary or preliminary injunctive relief shall not be deemed incompatible with or constitute a waiver of rights under this Arbitration Agreement.

This Arbitration Agreement survives the termination of your employment with the Company, and may only be modified or terminated by a writing signed by both you and the Company. If any provision of this Arbitration Agreement is adjudged to be invalid, unenforceable, unconscionable, void or voidable, in whole or in part, such adjudication will not affect the validity of the remainder of the Arbitration Agreement.  All remaining provisions will remain in full force and effect.

* * * * *
You may indicate your agreement with these terms and accept this offer by signing and dating both the enclosed duplicate original of this letter agreement and the enclosed Proprietary Information and Inventions Agreement and returning them to me.
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DocuSign Envelope ID: 5EE2FF7F-8BD5-4F71-8752-BB90039BB1C1
Very truly yours,
Oscar Management Corporation

By: /s/ Mario Schlosser_______
    Signature of Mario Schlosser
Title: CEO

I have read and accept this employment offer:
/s/ Siddhartha Sankaran_
Signature of Sid Sankaran
Dated: 11/8/2022

Attachment
Exhibit A: Proprietary Information and Inventions Agreement
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DocuSign Envelope ID: 5EE2FF7F-8BD5-4F71-8752-BB90039BB1C1

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EMPLOYEE INVENTIONS AND PROPRIETARY INFORMATION AGREEMENT
This Employee Inventions and Proprietary Information Agreement (this “Agreement”), by and between the employee identified on the signature page to this Agreement (“Employee” or “I”) and Oscar Management Corporation, a Delaware corporation, or if Employee is employed by an affiliate of Oscar Management Corporation, such affiliate (with the applicable employing entity referred to herein as the “Company”), is effective as of the first day of Employee’s employment by the Company, unless expressly provided otherwise below, and confirms and memorializes the agreement that (regardless of the execution date hereof) the Company and I have had since the commencement of my employment (which term, for purposes of this Agreement, shall be deemed to include any relationship of service to the Company that I may have had prior to actually becoming an employee). I acknowledge that this Agreement is a material part of the consideration for my employment or continued employment by the Company. In exchange for the foregoing and for other good and valuable consideration, including my access to and use of the Company’s Inventions (defined below) and Proprietary Information (defined below) in furtherance of my job duties for the Company, training and/or receipt of certain other valuable consideration, which I acknowledge is good and sufficient consideration for my covenants set forth in this Agreement, I agree as follows:
1.No Conflicts.  I have not made, and agree not to make, any agreement, oral or written, that is in conflict with this Agreement or my employment with the Company. I will not violate any agreement with, or the rights of, any third party. When acting within the scope of my employment (or otherwise on behalf of the Company), I will not use or disclose my own or any third party’s confidential information or intellectual property (collectively, “Restricted Materials”), except as expressly authorized by the Company in writing. Further, I have not retained anything containing or reflecting any confidential information or intellectual property of a prior employer or other third party, whether or not created by me.

2.Inventions.

a.Definitions.  “Company Interest” means any of the Company’s current and anticipated business, research and development, as well as any product, service, other Invention or Intellectual Property Rights (defined below) that is sold, leased, used, licensed, provided, proposed, under consideration or under development by the Company. “Intellectual Property Rights” means any and all patent rights, copyright rights, trademark rights, mask work rights, trade secret rights, sui generis database rights and all other intellectual and industrial property rights of any sort throughout the world (including any application therefor and any rights to apply therefor, as well as all rights to pursue remedies for infringement or violation thereof). “Invention” means any idea, concept, discovery, learning, invention, development, research, technology, work of authorship, trade secret, software, firmware, content, audio-visual material, tool, process, technique, know-how, data, plan, device, apparatus, specification, design, prototype, circuit, layout, mask work, algorithm, program, code, documentation or other material or information, tangible or intangible, and all versions, modifications, enhancements and derivative works thereof, whether or not it may be patented, copyrighted, trademarked or otherwise protected.

b.Assignment.   The Company shall own, and I hereby assign and agree to assign, all right, title and interest in and to all Inventions (including all Intellectual Property Rights therein, related thereto or embodied therein) that are collected, made, conceived, developed, reduced to practice or set out in any tangible medium of expression or otherwise created, in whole or in part (collectively “Created”), by me during the term of my employment with the Company that either (i) arise out of any use of the Company’s facilities, equipment, Proprietary Information or other assets (collectively “Company Assets”) or any research or other activity conducted by, for or under the direction of the
Company (whether or not conducted (A) at the Company’s facilities; (B) during working hours or (C) using Company Assets), or (ii) are useful with or in or relate directly or indirectly to any Company Interest. I will promptly disclose and provide all of the foregoing Inventions (the “Assigned Inventions”) to the Company. However, the foregoing does not purport to assign to the Company (and Assigned Inventions shall not include) any Invention that: (1) by law (including, without limitation, the applicable statutory provision for my state of employment set forth in Appendix A, if any) I cannot be required to so assign; or (2) otherwise meets all of the following requirements: (I) the Invention is Created entirely on my own time; (II) the Invention is Created entirely without use of any Company Assets and (III) the Invention is not useful with or related to any Company Interest. Nevertheless, if I believe any Invention Created by me during the term of my employment is not within the definition of Assigned Inventions, I will nevertheless disclose it to the Company so that the Company may make its assessment.

c.Assurances.  I hereby make and agree to make all assignments to the Company necessary to effectuate and accomplish the Company’s ownership in and to all Assigned Inventions. I will further assist the Company, at its expense, to evidence, record and perfect such assignments, and to perfect, obtain, maintain, enforce and defend any rights specified to be so owned or assigned. I hereby irrevocably designate and appoint the Company and its officers as my agents and attorneys-in-fact, coupled with an interest, to act for and on my behalf to execute and file any document and to perform all other lawfully permitted acts to further the purposes of the foregoing with the same legal force and effect as if executed by me.

d.Other Inventions.  If (i) I use or disclose any Restricted Materials when acting within the scope of my employment (or otherwise to or on behalf of the Company) or (ii) any Assigned Invention cannot be fully made, used, reproduced, sold, distributed, modified, commercialized or otherwise exploited (collectively, “Exploited”) without using, misappropriating, infringing or violating any Restricted Materials, I hereby grant and agree to grant to the Company a perpetual, irrevocable, worldwide, fully paid-up, royalty-free, non-exclusive, assignable, transferable, sublicensable right and license to use, disclose, fully Exploit and exercise all rights in such Restricted Materials and all Intellectual Property Rights embodied therein or related thereto. I will not use or disclose any Restricted Materials for which I am not fully authorized to grant the foregoing license.

e.Moral Rights.  To the extent allowed by applicable law, the terms of this Section 2 include all rights of paternity, integrity, disclosure, withdrawal and any other rights that may be known or referred to as moral rights, artist’s rights, droit moral or the like (collectively, “Moral Rights”). To the extent I retain any such Moral Rights under applicable law, I hereby ratify and consent to any action that may be taken with respect to such Moral Rights by or authorized by the Company, and agree not to assert any Moral Rights with respect thereto. I will confirm any such ratification, consent or agreement from time to time as requested by the Company. Furthermore, I agree that notwithstanding any rights of publicity, privacy or otherwise (whether or not statutory) anywhere in the world and without any further compensation, the Company may and is hereby authorized to use my name, likeness and voice in connection with promotion of its business, products and services, and to allow others to do the same.

3.Proprietary Information.

a.    Definition; Restrictions on Use.  I agree that all Assigned Inventions (and all other financial, business, legal and technical information regarding or relevant to any Company Interest that is not generally publicly known), including the identity of and any other information relating to the Company’s employees and other service providers, Affiliates and Business Partners (as such terms are defined below), that I develop, learn or obtain during my employment or that are received by or for the Company in confidence, constitute “Proprietary Information.” Proprietary Information shall not apply to information that I can establish by competent proof (i) was in the public domain at the time of disclosure or enters the public domain following disclosure through lawful means, and not, for example, as a result of a breach of this Agreement, or (ii) was obtained by me from a third party not under confidentiality obligations and without a breach of any obligations of confidentiality. If I live in Texas, the Company agrees to provide me with access to Proprietary Information in furtherance of my job duties, in exchange for my agreement to comply with the terms of this Section 3.

At all times, both during my employment and after the termination of my employment for any reason, I will hold in strict confidence and not directly or indirectly disclose or use any Proprietary Information, except as required within the scope of my employment or with the Company’s written consent. My obligation of nondisclosure and nonuse of Proprietary Information under this Section shall continue, both during and after my employment, until I can document that it is or becomes readily and generally available to the public without restriction through no fault of mine (including breach of this Agreement) or, if a court requires a shorter duration, then the maximum time allowable by law will control. If I become compelled by law, regulation (including without limitation the rules of any applicable securities exchange), court order, or other governmental authority to disclose the Proprietary Information, I shall, to the extent possible and permissible under applicable law, first give the Company prompt notice. I agree to cooperate reasonably with the Company in any proceeding to obtain a protective order or other remedy. If such protective order or other remedy is not obtained, I shall only disclose that portion of such Proprietary Information required to be disclosed, in the opinion of my legal counsel. I shall request that confidential treatment be accorded such Proprietary Information, where available. Compulsory disclosures made pursuant to this section shall not relieve me of my obligations of confidentiality and non-use with respect to non-compulsory disclosures. I understand that nothing herein is intended to or shall prevent me from communicating directly with, cooperating with, or providing information to, any federal, state or local government regulator, including, but not limited to, the U.S. Securities and Exchange Commission, the U.S. Commodity Futures Trading Commission, or the U.S. Department of Justice. I shall promptly notify my supervisor or any officer of the Company if I learn of any possible unauthorized use or disclosure of Proprietary Information and shall cooperate fully with the Company to enforce its rights in such information. Furthermore, I understand that this Agreement does not affect my immunity under 18 USC Sections 1833(b) (1) or (2), which read as follows:

(1)An individual shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that (A) is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.
(2)An individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual (A) files any document containing the trade secret under seal; and (B) does not disclose the trade secret, except pursuant to court order.

b.    Upon Termination.  Upon the termination of my employment (for any or no reason, whether voluntary or involuntary), I will promptly identify and, as directed by the Company, destroy, delete or return to the Company all items containing or embodying Proprietary Information (including all original or copies of content, whether in electronic or hard-copy form), except that I may keep my personal copies of (i) my compensation records; (ii) materials distributed to shareholders generally and (iii) this Agreement or other agreement I may enter into with the Company.

c.    Company Systems.  I also recognize and agree that I have no expectation of privacy with respect to the Company’s networks, telecommunications systems or information processing systems (including, without limitation, stored computer files, email messages and voicemail messages or other devices (including personal devices)) in which Company Proprietary Information resides, is stored or is passed through (“Company Systems”), and in order to ensure compliance with work rules and safety concerns, the Company or its agents may monitor, at any time and without further notice to me, any Company Systems and any of my activity, files or messages on or using any Company Systems, regardless of whether such activity occurs on equipment owned by me or the Company. I further agree that any property situated on the Company’s premises and owned, leased or otherwise possessed by the Company, including computers, computer files, email, voicemail, storage media, filing cabinets or other work areas, is subject to inspection by Company personnel at any time with or without notice. I understand and acknowledge that (A) any such searches or monitoring efforts are not formal accusations of wrongdoing but rather part of the procedure of an investigation and (B) refusal to consent to such a search may be grounds for discipline.

4.Restricted Activities.  For the purposes of this Section 4, the term the “Company” includes the Company and all other persons or entities that control, are controlled by or are under common control with the Company (“Affiliates”) and for which I performed responsibilities or about which I have Proprietary Information.

a.Definitions.  “Business Partner” means any past (i.e., within the twelve (12) months preceding my termination of employment from the Company), present or prospective (i.e., actively pursued by the Company within the twelve (12) months preceding my termination of employment from the Company) customer, vendor, supplier, distributor or other business partner of the Company with whom I came into contact during my employment with the Company or about whom I had knowledge by reason of my relationship with the Company or because of my access to Proprietary Information. “Cause” shall have the meaning ascribed to it in any employment or other written agreement entered into by me and the Company, but, if there is no such defined term, “Cause” means (w) a material breach of this Agreement or any other agreement I may have entered into with the Company; (x) the commission of fraud, embezzlement, or other intentional act that could reasonably harm the Company or third parties; (y) a material violation of the Company’s personnel policies, my ethical obligations, or applicable laws; or (z) willful or gross negligence in the performance of my job duties that could reasonably harm the Company or third parties, in each case, as reasonably determined by the Company. “Company Personnel” means any employee, consultant, or contractor employed or engaged by the Company. “Competitive Activities” means: (i) owning, conducting, or engaging in, or preparing to own, conduct, or engage in, any business, or part thereof, that competes with, or is the same as or similar to, any business of the Company, which the Company conducts during my employment or upon my termination or with my knowledge has plans to so conduct (any such business, a “Competitor”); (ii) rendering services to a Competitor in any capacity (whether as an employee, director, member, consultant, advisor, contractor, or otherwise) in a role that involves either (A) the same or substantially similar responsibilities that I had for the Company or (B) financial, operational, executive, strategic, or business development responsibilities, unless such role is wholly unrelated to the business line that competes or could compete with the Company, or (iii) without limiting my obligations in Section 3, performing any activities involving the use or disclosure, or the likelihood of the use or disclosure, of Proprietary Information in violation of this Agreement, in each case (i) or (ii) in any city, county, state, territory and country in which (x) I provided services or had a material presence or influence at any time during the last two years of my employment with the Company; (y) the Company is engaged in business, offers its services or has customers during my employment with the Company; or (z) within a fifty (50) mile radius of any physical location I work for the Company; provided, Competitive Activities do not include being a holder of less than one percent (1%) of the outstanding equity of a public company. “Solicit” with respect to Business Partners means to (i) serve, take orders from or solicit the business or patronage of any Business Partner for me or any other person or entity (other than the Company), (ii) divert, entice or otherwise take away from the Company the business or patronage of any Business Partner, or to attempt to do so, or (iii) solicit, induce or encourage any
Business Partner to terminate or reduce its relationship with the Company. “Solicit” with respect to Company Personnel meant (i) to recruit or solicit for employment or hire, or attempt to do so, on your own behalf or on behalf of any other person or entity (other than the Company); or (ii) to encourage such Company Personnel to terminate or reduce their relationship with the Company.

b.Acknowledgments.

i.     I acknowledge and agree that (A) the Company’s business is highly competitive; (B) secrecy of the Proprietary Information is of the utmost importance to the Company, and I have learned or had access to, and/or will learn or have access to Proprietary Information in the course of performing my work for the Company and (C) my position may require me to establish goodwill with Business Partners and employees on behalf of the Company and such goodwill is extremely important to the Company’s success, and the Company has made substantial investments to develop its business interests and goodwill.

ii.     I agree that the limitations as to time, geographical area and scope of activity to be restrained in this Section 4 are coextensive with the Company’s footprint and my performance of responsibilities for the Company and are, therefore, reasonable and not greater than necessary to protect the goodwill or other business interests of the Company. I further agree that such investments are worthy of protection and that the Company’s need for protection afforded by this Section 4 is greater than any hardship I may experience by complying with its terms.

iii.    I acknowledge that my violation or attempted violation of the agreements in this Agreement will cause irreparable damage to the Company or its Affiliates, and I therefore agree that the Company shall be entitled as a matter of right to an injunction out of any court of competent jurisdiction, restraining any violation or further violation of such agreements by me or others acting on my behalf. The Company’s right to injunctive relief shall be cumulative and in addition to any other remedies provided by law or equity.

iv.    Although the parties believe that the limitations as to time, geographical area and scope of activity contained herein are reasonable and do not impose a greater restraint than necessary to protect the goodwill or other business interests of the Company, if it is judicially determined otherwise, the limitations shall be reformed to the extent necessary to make them reasonable and not to impose a restraint that is greater than necessary to protect the goodwill or other business interests of the Company.

v.    In any such case, the Company and I agree that the remaining provisions of this Section 4 shall be valid and binding as though any invalid or unenforceable provision had not been included.

c.During My Employment.  During my employment with the Company, I will not directly or indirectly: (i) Solicit any Company Personnel; (ii) Solicit any Business Partner; (iii) compete or prepare to compete with the Company; (iv) act in any capacity in or with respect to any commercial activity which competes, is reasonably likely to compete, or is preparing to compete with any business that the Company conducts, proposes to conduct or demonstrably anticipates conducting, or (v) enter into in an employment, consulting or other similar relationship with another person or entity that requires a significant time commitment without the prior written consent of the Company or that would interfere with my duties to the Company.

d.After Termination – California. I acknowledge and agree that, if I am employed in the State of California, this Section 4(d) shall apply to me, and Sections 4(e), (f) and (g) hereof shall not apply to me. For the period of twelve (12) months immediately following my termination of employment with the Company (for any or no reason, whether voluntary or involuntary), I will not directly or indirectly, for my benefit or the benefit of any other person or entity Solicit any Company Personnel.

e.After Termination – Massachusetts. I acknowledge and agree that if I reside or work in the Commonwealth of Massachusetts at any time during the thirty (30) day period immediately prior to my termination of employment from the Company for any reason, this Section 4(e) shall apply to me, and Sections 4(d), 4(f), and 4(g) shall not apply to me.

i.Non-Competition.

A.Generally. The covenant set forth in Section 4(e)(i)(B) (the “Non-Competition Covenant”) shall become effective ten (10) business days after I sign this Agreement. If I am executing this Agreement in connection with the commencement of my employment, I acknowledge receipt of this Agreement upon the earlier of (i) the date I received a formal offer of employment or engagement and (ii) ten (10) business days before my commencement date. In all cases, I acknowledge, and the Company is herein advising me in writing, that I have the right to consult with my attorney prior to signing this Agreement.

B.Non-Competition Covenant. If my employment is terminated by the Company for Cause or by me for any reason, during the twelve (12) month period immediately following such termination (the “Post-Termination Non-Competition Restricted Period”), I will not, directly or indirectly, for my own benefit or for the benefit of any other individual or entity, engage in or prepare to engage in any Competitive Activities. For the avoidance of doubt, this Non-Competition Covenant shall not apply to me following the termination of my employment if my employment is terminated by the Company without Cause or if and to the extent the Company expressly waives in writing such Non-Competition Covenant. Further, the Non-Competition Covenant shall not apply to me following the termination of my employment if at the time of such termination I am employed as a non-exempt employee under the Fair Labor Standards Act.

C.Extension of Post-Termination Non-Competition Restricted Period. In the event I breach my fiduciary duty to the Company, if any, or unlawfully take, physically or electronically, property belonging to the Company or its Affiliates, in each case as reasonably determined by the Company, the Post-Termination Non-Competition Restricted Period as defined above shall be extended for one additional year, for a maximum period of two years immediately following my termination of employment from the Company.

D.Garden Leave Payments. The Company agrees to pay to me during the Post-Termination Non-Competition Restricted Period, if any, at a rate that equals fifty percent (50%) of my highest annualized base salary within the two years prior to my termination, less applicable taxes and withholdings, in accordance with the Company’s regular payroll procedure (the “Massachusetts Garden Leave Payments”); provided, the Company shall not be required to pay any Massachusetts Garden Leave Payments: (i) if the Company in its discretion expressly waives in writing the Non-Competition Covenant at any time on or prior to the effective date of my termination of employment from the Company; (ii) if I violate the Non-Competition Covenant or other non-competition covenants agreed to by me as reasonably determined by the Company; (iii) during any Post-Termination Non-Competition Restricted Period that has been increased beyond one (1) year for the reasons set forth in Section 4(e)(i)(C); (iv) if the Company and I so mutually agree; or (v) if by law the Non-Competition Covenant above is ineffective following the termination of my employment, such as if I am terminated by the Company without Cause. Further, to the extent I am eligible to receive any severance payments following termination of my employment, such severance payments shall be offset by any Massachusetts Garden Leave Payments.

E.Acknowledgement. I expressly acknowledge and agree that, in the event the Company reasonably determines that I have breached the Non-Competition Covenant, the Company may refuse to make any Massachusetts Garden Leave Payments, and I shall immediately return to the Company any payments already received pursuant to Section 4(e)(i)(D), in addition to and without limiting any other legal or equitable relief available to the Company.

ii.Non-Solicitation.  For the period of twelve (12) months immediately following my termination of employment with the Company (for any or no reason, whether voluntary or involuntary), I will not directly or indirectly, for my benefit or the benefit of any other person or entity: (A) Solicit any Company Personnel; or (B) Solicit any Business Partner. The foregoing timeframe shall be increased by the period of time beginning from the commencement of any violation of this Section 4(e)(ii) until such time as I have cured such violation.

f.After Termination – Washington. I acknowledge and agree that if I am employed in Washington, this Section 4(f) shall apply to me, and Sections 4(d), 4(e), and 4(g) shall not apply to me. For the period of twelve (12) months immediately following my termination of employment with the Company (for any or no reason, whether voluntary or involuntary), I will not directly or indirectly, for my benefit or the benefit of any other person or entity: (i) Solicit any Company Personnel; (ii) Solicit any Business Partner; or (iii) engage in or prepare to engage in any Competitive Activities; provided, the non-competition covenant in Section 4(f)(iii) shall not apply to me if prior to my termination my annual earnings do not exceed $100,000 (or the increased minimum amount then-required under Washington law), as determined by my most recent Form W-2, and further provided, if my employment is terminated by the Company as a result of a layoff as reasonably determined by the Company, the non-competition covenant in Section 4(f)(iii) herein will be enforceable against me only if and to the extent the Company elects in its discretion to continue my base salary in effect immediately prior to such termination for the duration of such covenant (“Washington Garden Leave Pay”). Any Washington Garden Leave Pay shall be reduced by (1) any compensation I earn through subsequent employment (whether through self-employment or employment with a third party) during the post-termination restricted period and (2) any severance paid to me under any agreement or plan then in effect. I agree to promptly notify the Company in writing following a termination due to layoff of my acceptance or commencement of employment during the post-termination restricted period and the compensation I will earn in connection with such employment. The foregoing timeframes set forth in this Section 4(f) shall be increased by the period of time beginning from the commencement of any violation of the foregoing provisions until such time as I have cured such violation.

g.After Termination – All Other States.  I acknowledge and agree that, if neither Section 4(d), nor Section 4(e) nor Section 4(f) apply to me, this Section 4(g) shall apply to me. For the period of twelve (12) months immediately following my termination of employment with the Company (for any or no reason, whether voluntary or involuntary), I will not directly or indirectly, for my benefit or the benefit of any other person or entity: (i) Solicit any Company Personnel; (ii) Solicit any Business Partner; or (iii) engage in or prepare to engage in any Competitive Activities; provided, the non-competition covenant in Section 4(g)(iii) shall not apply to me following the termination of my employment if at the time of such termination I am employed as a non-exempt employee under the Fair Labor Standards Act. The foregoing timeframe shall be increased by the period of time beginning from the commencement of any violation of the foregoing provisions until such time as I have cured such violation.

5.Employment at Will.  I agree that this Agreement is not an employment contract for any particular term. I have the right to resign, and the Company has the right to terminate my employment at will, at any time, for any or no reason, with or without cause. This Agreement does not purport to set forth all of the terms and conditions of my employment, and, as an employee of the Company, I have obligations to the Company which are not described in this Agreement. However, the terms of this Agreement govern over any such terms that are inconsistent with this Agreement, and supersede the terms of any similar form that I may have previously signed to the extent they conflict with this Agreement. This Agreement can only be changed by a subsequent written agreement signed by the Chief Executive Officer or President of the Company, or an officer designee authorized in writing by the foregoing or the Company’s Board of Directors.

6.Survival.  I agree that any change or changes in my employment title, duties, compensation, or equity interest after the signing of this Agreement shall not affect the validity or scope of this Agreement. I agree that the terms of this Agreement, and any obligations I have hereunder, shall continue in effect after termination of my employment, regardless of the reason, and whether such termination is voluntary or involuntary, and that the Company is entitled to communicate my obligations under this Agreement to any of my potential or future employers. I will provide a copy of this Agreement to any potential or future employers of mine, so that they are aware of my obligations hereunder. I further agree that the Company may provide a copy of this Agreement to any potential or future employers or other business affiliates or partners of mine as well, without any notice or further consent required of me. This Agreement, and any obligations I have hereunder, also shall be binding upon my heirs, executors, assigns and administrators, and shall inure to the benefit of the Company, its Affiliates, successors and assigns. This Agreement and any rights and obligations of the Company hereunder may be freely assigned and transferred by the Company, in whole or part, to any third party.

7.Miscellaneous.  Any dispute in the meaning, effect or validity of this Agreement shall be resolved in accordance with the laws of the State of Delaware, unless I am employed in (i) Washington, in which case this Agreement shall be resolved in accordance with the laws of the State of Washington, (ii) California, in which case this Agreement shall be resolved in accordance with the laws of the State of California or (iii) Massachusetts, in which case this Agreement shall be resolved in accordance with the laws of the Commonwealth of Massachusetts, without regard to the conflict of laws provisions thereof. If Section 4(f) applies, any legal action or proceeding relating to this Agreement shall be brought exclusively in the state or federal courts located in Suffolk County, Massachusetts, and each party consents to the jurisdiction thereof. The failure of either party to enforce its rights under this Agreement at any time for any period shall not be construed as a waiver of such rights. Unless expressly provided otherwise, each right and remedy in this Agreement is in addition to any other right or remedy, at law or in equity, and the exercise of one right or remedy will not be deemed a waiver of any other right or remedy. If one or more provisions of this Agreement is held to be illegal or unenforceable under applicable law, such illegal or unenforceable portion shall be limited or excluded from this Agreement to the minimum extent required so that this Agreement shall otherwise remain in full force and effect and enforceable. I acknowledge and agree that any breach or threatened breach of this Agreement will cause irreparable harm to the Company for which damages would not be an adequate remedy, and, therefore, the Company is entitled to injunctive relief with respect thereto (without the necessity of posting any bond) in addition to any other remedies.

[Signature Page Follows]

I HAVE READ THIS AGREEMENT CAREFULLY AND I UNDERSTAND AND ACCEPT THE OBLIGATIONS THAT IT IMPOSES UPON ME WITHOUT RESERVATION. NO PROMISES OR REPRESENTATIONS HAVE BEEN MADE TO ME TO INDUCE ME TO SIGN THIS AGREEMENT. I HAVE THE RIGHT TO CONSULT WITH COUNSEL PRIOR TO SIGNING THIS AGREEMENT, AND I EITHER HAVE SO CONSULTED WITH MY COUNSEL OR VOLUNTARILY CHOSEN NOT TO. I SIGN THIS AGREEMENT VOLUNTARILY AND FREELY, WITH THE UNDERSTANDING THAT I EITHER (1) HAVE RETAINED A COPY OF THIS AGREEMENT OR (2) MAY REQUEST A COPY OF THIS AGREEMENT FROM THE COMPANY AT ANY TIME.

The Company	Employee

By: /S/ Mario Schlosser	By: _/s/ Siddhartha Sankaran____________________ Signature of Sid Sankaran

Name: Mario Schlosser	Name: _Siddhartha Sankaran __
Title: CEO	Address: ___________________________
Company: Oscar Management Corporation
Dated:	Dated: 11/8.2022

Appendix A

If I am employed by the Company in the State of California, the following provision applies:

California Labor Code Section 2870. Application of provision providing that employee shall assign or offer to assign rights in invention to employer.

(a) Any provision in an employment agreement which provides that an employee shall assign, or offer to assign, any of his or her rights in an invention to his or her employer shall not apply to an invention that the employee developed entirely on his or her own time without using the employer’s equipment, supplies, facilities, or trade secret information except for those inventions that either:

(1) Relate at the time of conception or reduction to practice of the invention to the employer’s business, or actual or demonstrably anticipated research or development of the employer; or

(2)    Result from any work performed by the employee for his employer.

(b) To the extent a provision in an employment agreement purports to require an employee to assign an invention otherwise excluded from being required to be assigned under subdivision (a), the provision is against the public policy of this state and is unenforceable.

If I am employed by the Company in the State of Delaware, the following provision applies:

Delaware Code, Title 19, § 805
Employee's right to certain inventions.
Any provision in an employment agreement which provides that the employee shall assign or offer to assign any of the employee's rights in an invention to the employee's employer shall not apply to an invention that the employee developed entirely on the employee's own time without using the employer's equipment, supplies, facility or trade secret information, except for those inventions that: (i) relate to the employer's business or actual or demonstrably anticipated research or development, or (ii) result from any work performed by the employee for the employer. To the extent a provision in an employment agreement purports to apply to the type of invention described, it is against the public policy of this State and is unenforceable. An employer may not require a provision of an employment agreement made unenforceable under this section as a condition of employment or continued employment.

If I am employed by the Company in the State of Illinois, the following provision applies:

Illinois Compiled Statutes Chapter 765, Section 1060/2.
Sec. 2. Employee rights to inventions - conditions. (1) A provision in an employment agreement which provides that an employee shall assign or offer to assign any of the employee's rights in an invention to the employer does not apply to an invention for which no equipment, supplies, facilities, or trade secret information of the employer was used and which was developed entirely on the employee's own time, unless (a) the invention relates (i) to the business of the employer, or (ii) to the employer's actual or demonstrably anticipated research or development, or (b) the invention results from any work performed by the employee for the employer. Any provision which purports to apply to such an invention is to that extent against the public policy of this State and is to that extent void and unenforceable. The employee shall bear the burden of proof in establishing that his invention qualifies under this subsection.
(2) An employer shall not require a provision made void and unenforceable by subsection (1) of this Section as a condition of employment or continuing employment. This Act shall not preempt existing common law applicable to any shop rights of employers with respect to employees who have not signed an employment agreement.
(3) If an employment agreement entered into after January 1, 1984, contains a provision requiring the employee to assign any of the employee's rights in any invention to the employer, the employer must also, at the time the agreement is made, provide a written notification to the employee that the agreement does not apply to an invention for which no equipment, supplies, facility, or trade secret information of the employer was used and which was developed entirely on the employee's own time, unless (a) the invention relates (i) to the business of the employer, or (ii) to the employer's actual or demonstrably anticipated research or development, or (b) the invention results from any work performed by the employee for the employer.

If I am employed by the Company in the State of Kansas, the following provision applies:

Chapter 44.--LABOR AND INDUSTRIES
Article 1.--PROTECTION OF EMPLOYEES
      44-130.   Employment agreements assigning employee rights in inventions to employer; restrictions; certain provisions void; notice and disclosure. (a) Any provision in an employment agreement which provides that an employee shall assign or offer to assign any of the employee's rights in an invention to the employer shall not apply to an invention for which no equipment, supplies, facilities or trade secret information of the employer was used and which was developed entirely on the employee's own time, unless:
      (1)   The invention relates to the business of the employer or to the employer's actual or demonstrably anticipated research or development; or
      (2)   the invention results from any work performed by the employee for the employer.
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      (b)   Any provision in an employment agreement which purports to apply to an invention which it is prohibited from applying to under subsection (a), is to that extent against the public policy of this state and is to that extent void and unenforceable. No employer shall require a provision made void and unenforceable by this section as a condition of employment or continuing employment.
      (c)   If an employment agreement contains a provision requiring the employee to assign any of the employee's rights in any invention to the employer, the employer shall provide, at the time the agreement is made, a written notification to the employee that the agreement does not apply to an invention for which no equipment, supplies, facility or trade secret information of the employer was used and which was developed entirely on the employee's own time, unless:
      (1)   The invention relates directly to the business of the employer or to the employer's actual or demonstrably anticipated research or development; or
      (2)   the invention results from any work performed by the employee for the employer.
      (d)   Even though the employee meets the burden of proving the conditions specified in this section, the employee shall disclose, at the time of employment or thereafter, all inventions being developed by the employee, for the purpose of determining employer and employee rights in an invention.

If I am employed by the Company in the State of Minnesota, the following provision applies:

Minnesota Statute Section 181.78. Subdivision 1.
Inventions not related to employment. Any provision in an employment agreement which provides that an employee shall assign or offer to assign any of the employee's rights in an invention to the employer shall not apply to an invention for which no equipment, supplies, facility or trade secret information of the employer was used and which was developed entirely on the employee's own time, and (1) which does not relate (a) directly to the business of the employer or (b) to the employer's actual or demonstrably anticipated research or development, or (2) which does not result from any work performed by the employee for the employer. Any provision which purports to apply to such an invention is to that extent against the public policy of this state and is to that extent void and unenforceable.

If I am employed by the Company in the State of North Carolina, the following provision applies:

North Carolina General Statutes Section 66-57.1.
EMPLOYEE'S RIGHT TO CERTAIN INVENTIONS
Any provision in an employment agreement which provides that the employees shall assign or offer to assign any of his rights in an invention to his employer shall not apply to an invention that the employee developed entirely on his own time without using the employer's equipment, supplies, facility or trade secret information except for those inventions that (i) relate to the employer's business or actual or demonstrably anticipated research or development, or (ii) result from any work performed by the employee for the employer. To the extent a provision in an employment agreement purports to apply to the type of invention described, it is against the public policy of this State and in unenforceable. The employee shall bear the burden of proof in establishing that his invention qualifies under this section.

If I am employed by the Company in the State of Utah, the following provision applies:

Utah Code, §§ 34-39-2 and 34-39-3

34-39-2.   Definitions.
            As used in this chapter:
            (1) "Employment invention" means any invention or part thereof conceived, developed, reduced to practice, or created by an employee which is:
            (a) conceived, developed, reduced to practice, or created by the employee:
            (i) within the scope of his employment;
            (ii) on his employer's time; or
            (iii) with the aid, assistance, or use of any of his employer's property, equipment, facilities, supplies, resources, or intellectual property;
            (b) the result of any work, services, or duties performed by an employee for his employer;
            (c) related to the industry or trade of the employer; or
            (d) related to the current or demonstrably anticipated business, research, or development of the employer.
            (2) "Intellectual property" means any and all patents, trade secrets, know-how, technology, confidential information, ideas, copyrights, trademarks, and service marks and any and all rights, applications, and registrations relating to them.

34-39-3.   Scope of act -- When agreements between an employee and employer are enforceable or unenforceable with respect to employment inventions -- Exceptions.
            (1) An employment agreement between an employee and his employer is not enforceable against the employee to the extent that the agreement requires the employee to assign or license, or to offer to assign or license, to the employer any right or intellectual property in or to an invention that is:
            (a) created by the employee entirely on his own time; and
            (b) not an employment invention.
            (2) An agreement between an employee and his employer may require the employee to assign or license, or to offer to assign or license, to his employer any or all of his rights and intellectual property in or to an employment invention.
            (3) Subsection (1) does not apply to:
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            (a) any right, intellectual property or invention that is required by law or by contract between the employer and the United States government or a state or local government to be assigned or licensed to the United States; or
            (b) an agreement between an employee and his employer which is not an employment agreement.
            (4) Notwithstanding Subsection (1), an agreement is enforceable under Subsection (1) if the employee's employment or continuation of employment is not conditioned on the employee's acceptance of such agreement and the employee receives a consideration under such agreement which is not compensation for employment.
            (5) Employment of the employee or the continuation of his employment is sufficient consideration to support the enforceability of an agreement under Subsection (2) whether or not the agreement recites such consideration.
            (6) An employer may require his employees to agree to an agreement within the scope of Subsection (2) as a condition of employment or the continuation of employment.
            (7) An employer may not require his employees to agree to anything unenforceable under Subsection (1) as a condition of employment or the continuation of employment.
            (8) Nothing in this chapter invalidates or renders unenforceable any employment agreement or provisions of an employment agreement unrelated to employment inventions.

If I am employed by the Company in the State of Washington, the following provision applies:

TITLE 49. LABOR REGULATIONS
CHAPTER 49.44. VIOLATIONS -- PROHIBITED PRACTICES

(i)    A provision in an employment agreement which provides that an employee shall assign or offer to assign any of the employee's rights in an invention to the employer does not apply to an invention for which no equipment, supplies, facilities, or trade secret information of the employer was used and which was developed entirely on the employee's own time, unless (a) the invention relates (i) directly to the business of the employer, or (ii) to the employer's actual or demonstrably anticipated research or development, or (b) the invention results from any work performed by the employee for the employer. Any provision which purports to apply to such an invention is to that extent against the public policy of this state and is to that extent void and unenforceable.
(ii)    An employer shall not require a provision made void and unenforceable by subsection (1) of this section as a condition of employment or continuing employment.
(iii)    If an employment agreement entered into after September 1, 1979, contains a provision requiring the employee to assign any of the employee's rights in any invention to the employer, the employer must also, at the time the agreement is made, provide a written notification to the employee that the agreement does not apply to an invention for which no equipment, supplies, facility, or trade secret information of the employer was used and which was developed entirely on the employee's own time, unless (a) the invention relates (i) directly to the business of the employer, or (ii) to the employer's actual or demonstrably anticipated research or development, or (b) the invention results from any work performed by the employee for the employee for the employer

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Notice and Acknowledgement of Pay Rate and Payday
Under Section 195.1 of the New York State Labor Law
Notice for Exempt Employees

1. Employer Information

Name:
Oscar Management Corporation

Doing Business As (DBA) Name(s): N/A

FEIN (optional):

Physical Address:
75 Varick Street
5th Floor
New York, NY 10013

Mailing Address:
75 Varick Street
5th Floor
New York, NY 10013

Phone: 855-672-2755

The employee must receive a signed copy of this form. The employer must keep the original for 6 years.

2. Employee’s pay rate(s): State if pay is based on an hourly, salary, day rate, piece rate, or other basis. {{WEEKLY_SALARY_EXEMPT_ONLY_}} per week

(Employees usually must be paid on a salary basis to be exempt.)

The employee acknowledges that his/her salary is compensation for all hours worked in the work week.

3. Regular payday: The 15th and last day of every month; in the event that the 15th or last day fall on a weekend, payment will be made on the closest weekday prior.

4. Pay is:
◻ Weekly
◻ Bi-weekly
🗹 Other – semi-monthly

5. Overtime Pay Rate:
The employee acknowledges that he/she is exempt from overtime.

6. Employee Acknowledgement:
On this day, I received notice of my pay rate and designated payday. I told my employer what my primary language is.

I acknowledge that my compensation is subject to change. I further acknowledge that nothing in this notice shall constitute a contract for a specific term of employment.

Check one:
🗹 I have been given this pay notice in English because it is my primary language.

Contact your Recruiter if English is not your primary language and you would like to receive this notice in your primary language.

Siddhartha Sankaran___________ _____
Employee Name (printed)

/s/ Siddhartha Sankaran___________
Sid Sankaran Signature
11/8/2022_________________________
Date